FORM NSAR Q77O Transactions effected pursuant to Rule 10F3 Fidelity Municipal Trust

Series Number	11
Fund	Fidelity Short-Intermediate Municipal Income Fund
Trade Date	7/27/2010
Settle Date	8/12/2010
Security Name	NYC NY SER B 5% 08/01/14
CUSIP	64966HD72
Price	113.479
Transaction Value	$11,347,900.00
Security Name	NYC NY SER B 5% 08/01/15
CUSIP	64966HD80
Price	114.991
Transaction Value	$11,499,100.00
Class Size	851,685,000
% of Offering	2.35%
Underwriter Purchased From	Barclays Capital Inc
Underwriting Members: (1)	Barclays Capital Inc
Underwriting Members: (2)	Loop Capital Markets LLC
Underwriting Members: (3)	Citigroup Global Markets Inc
Underwriting Members: (4)	BofA Merrill Lynch
Underwriting Members: (5)	Fidelity Capital Markets
Underwriting Members: (6)	J.P. Morgan Securities Inc.
Underwriting Members: (7)	Morgan Stanley & Co. Incorporated
Underwriting Members: (8)	M.R. Beal & Company
Underwriting Members: (9)	Cabrera Capital Markets, LLC
Underwriting Members: (10)	Lebenthal & Co., LLC
Underwriting Members: (11)	MFR Securities, Inc
Underwriting Members: (12)	Rice Financial Products Company
Underwriting Members: (13)	Goldman, Sachs & Co.
Underwriting Members: (14)	Jackson Securities
Underwriting Members: (15)	Janney Montgomery Scott LLC
Underwriting Members: (16)	Jefferies & Company, Inc.
Underwriting Members: (17)	Southwest Securities Inc
Underwriting Members: (18)	Morgan Keegan & Company, Inc.
Underwriting Members: (19)	TD Securities
Underwriting Members: (20)	Wells Fargo Bank, National Association
Underwriting Members: (21)	Ramirez & Co. Inc
Underwriting Members: (22)	RBC Capital Markets
Underwriting Members: (23)	Raymond James & Associates, Inc
Underwriting Members: (24)	Roosevelt & Cross Inc
Underwriting Members: (25)	Siebert Brandford Shank & Co. LLC